Exhibit 99.1

TRIUS THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

San Diego, CA, March 23, 2011 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the fourth quarter and year ended December 31, 2010.

Trius 2010 and Recent Highlights

•	Awarded a contract for up to $29.5 million from the Defense Threat Reduction Agency (DTRA)

•	Reached agreement with FDA for Special Protocol Assessment (SPA) for Phase 3 Oral ABSSSI study

•	Completed $50 million Initial Public Offering (IPO)

•	Enrolled 50% of patients needed to complete ongoing Phase 3 trial for ABSSSI

•	Announced positive Phase 1 torezolid lung study data

For the fourth quarter of 2010, Trius reported a net loss of $8.8 million, or $0.37 per share, compared to a net loss of $7.3 million, or $9.25 per share, for the comparable period in 2009. For the year ended December 31, 2010, Trius reported a net loss of $23.9 million, or $2.36 per share, compared to a net loss of $22.7 million, or $31.11 per share, for the comparable period in 2009. The decrease in the net loss per share for the three months and year ended December 31, 2010 as compared to the same periods in 2009 was primarily due to the increase in shares outstanding resulting from the IPO in August 2010.

Revenues for the three months ended December 31, 2010 increased to $2.5 million compared to $1.0 million for the same period in 2009. For the year ended December 31, 2010, revenues were $8.0 million compared to $5.0 million for the same period in 2009. The increase in revenues during the three months and year ended December 31, 2010 was largely a result of the initiation of work on the Company’s second federal research contract, a four and a half-year contract from DTRA for up to $29.5 million. Trius’ first federal contract was a five-year contract from the National Institutes for Allergy and Infectious Disease (NIAID), part of the National Institutes of Health, for up to $27.7 million, which was awarded in 2008.

Research and development expenses for the three months ended December 31, 2010 were $9.6 million compared to $6.5 million for the same period in 2009. Research and development expenses for the year ended December 31, 2010 increased to $23.3 million compared to $23.0 million for the same period in 2009. The increase in expenses was primarily related to higher clinical trial expenses due to the initiation of the first Phase 3 clinical trial for torezolid phosphate.

General and administrative expenses for the three months ended December 31, 2010 increased to $1.9 million compared to $1.3 million for the same period in 2009. General and administrative expenses for the year ended December 31, 2010 were $5.4 million compared to $4.1 million for the same period in 2009. The increase in general and administrative expenses was primarily due to additional costs related to operating as a publicly traded company.

At December 31, 2010, Trius had cash, cash equivalents and short-term investments totaling $45.3 million. As of March 21, 2011, Trius had 23,659,333 shares outstanding.

Torezolid Clinical Update

Enrollment in the Phase 3 clinical trial of the oral dosage form of torezolid in acute bacterial skin and skin structure infections (ABSSSI) is on target and, as of March 18, 2011, 50% of the patients that are targeted to complete the trial have been enrolled in North American clinical trial sites. Enrollment in European and Latin American clinical trial sites will begin in the second quarter, with expected completion of enrollment this year followed by top-line data in early 2012. The Company also met with the FDA earlier this year to discuss protocol details for its second Phase 3 ABSSSI trial testing the IV to oral step-down dosing of torezolid. Based on these discussions, Trius expects to obtain a separate SPA for this trial by the end of the third quarter of 2011.

“We have made substantial progress on the development program for our investigational drug, torezolid phosphate. In addition to meeting our enrollment projections for our Phase 3 trial in ABSSSI, the positive results of our recently announced Phase 1 torezolid lung study support the use of the same once daily 200mg dose in pneumonia indications in the future,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “We continue to evaluate potential strategic alliances for an ex-US territory that reflect the strong value that we have created with torezolid.”

Scheduled Conference Call

The Company will host a conference call to discuss the fourth quarter and full year 2010 financial results and to provide a corporate update today, March 23, 2011, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call may be accessed by calling (877) 845-0779 for domestic callers and (760) 298-5087 for international callers. Please specify to the operator that you would like to join the “Trius Earnings Call.” The conference call will also be webcast live under the Investors section of Trius’ website at http://investor.triusrx.com/, where it will be archived for 30 days following the call.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus, or MRSA. In addition to the Company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the initiation of our torezolid phosphate clinical program in additional indications, the enrollment of patients in our ongoing Phase 3 clinical program of torezolid phosphate, an additional agreement with the FDA on an SPA for our second Phase 3 clinical trial of torezolid phosphate and potential strategic partnerships for the development of torezolid phosphate outside the United States. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from the IPO; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, and its Form 10-Q for the quarterly period ended September 30, 2010, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Contract research	$2,522	$1,031	$8,032	$4,980
Collaborations	—	1	—	36

Total revenues	2,522	1,032	8,032	5,016

Operating expenses:
Research and development	9,645	6,485	23,320	23,049
General and administrative	1,879	1,344	5,406	4,134

Total operating expenses	11,524	7,829	28,726	27,183

Loss from operations	(9,002)	(6,797)	(20,694)	(22,167)

Other income (expense):
Interest income	7	—	8	36
Interest expense	—	(511)	(3,889)	(529)
Other income (expense)	245	(4)	712	(21)

Total other income (expense)	252	(515)	(3,169)	(514)

Net loss	(8,750)	(7,312)	(23,863)	(22,681)

Accretion of deferred financing costs on redeemable convertible preferred stock	—	(7)	(18)	(28)

Net loss attributable to common stockholders	$(8,750)	$(7,319)	$(23,881)	$(22,709)

Net loss per share, basic and diluted	$(0.37)	$(9.25)	$(2.36)	$(31.11)

Weighted-average shares outstanding, basic and diluted	23,544	791	10,099	730

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$14,515	$18,259
Short-term investments, available-for-sale	30,823	—
Accounts receivable	1,832	689
Prepaid expenses and other current assets	1,389	468

Total current assets	48,559	19,416
Property and equipment, net	701	494
Deferred IPO financing costs	—	1,378
Other assets	240	90

Total assets	$49,500	$21,378

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,147	$608
Accrued liabilities and other	1,661	887
Current portion of capital lease obligation	—	69

Total current liabilities	3,808	1,564
Deferred revenue	238	166
Preferred stock warrant liability	—	661
Convertible notes payable	—	19,402
Convertible preferred stock, $0.0001 par value; no shares authorized at December 31, 2010 and 1,676,453 shares authorized at December 31, 2009; no shares issued and outstanding at December 31, 2010 and 1,454,545 shares issued and outstanding at December 31, 2009; and liquidation preference of $0 and $800 at December 31, 2010 and December 31, 2009, respectively	—	729
Redeemable convertible preferred stock, $0.0001 par value; no shares authorized at December 31, 2010 and 101,168,185 shares authorized at December 31, 2009; no shares issued and outstanding at December 31, 2010 and 66,863,641 shares issued and outstanding at December 31, 2009; and liquidation preference of $0 and $50,500 at December 31, 2010 and December 31, 2009, respectively	—	50,353
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2010 and no shares authorized at December 31, 2009; no shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at December 31, 2010 and 123,000,000 shares authorized at December 31, 2009; 23,648,646 and 968,230 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	3	1
Additional paid-in capital	122,593	1,763
Accumulated deficit	(77,142)	(53,261)

Total stockholders’ equity (deficit)	45,454	(51,497)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$49,500	$21,378

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507